Exhibit 99.1

January 28, 2013

Dear Stockholder:

Would you be willing to buy a dollar for 77 cents?  Alternatively, would you be willing to sell a dollar for 77 cents?  Presumably, your answers to the questions were “yes” and “no,” respectively.  At least I hope so.

These are not abstract brainteasers.  As you are probably aware, there is a divergence between Keating Capital’s 2012 year-end stock price of $6.27 and the September 30, 2012 net asset value (“NAV”) of $8.14 (which was the most recently reported NAV).  This means Keating Capital’s stock was trading at year-end at 77% of the September 30th NAV [$6.27/$8.14]—or, alternatively stated—a 23% discount to the September 30th NAV.

Unlike an open-end mutual fund where shares are bought and sold at exactly NAV on a daily basis by the fund sponsor, closed-end funds have a fixed number of shares outstanding.  The shares trade on an exchange (in our case, Nasdaq), and the stock price is based on supply and demand and other factors, not necessarily on the underlying value of the portfolio.  It is common for the stock price in a closed-end fund to trade at either a discount or premium to NAV.  In short, the price fluctuates around value.

Our Investment Philosophy:  The Why

It has been three years since we launched Keating Capital as the first-of-its-kind public fund exclusively dedicated to pre-IPO investing.  Throughout these last three years, most of our communication with stockholders has been focused on lots of detail about “what” we do and “how” we do it.  Unfortunately, it appears that we have failed to communicate and reinforce effectively the all-important “why” that underlies our investment philosophy.  This three-year milestone provides us with a timely opportunity to re-explain the why.

We believe that because investors place a premium on liquidity, public companies typically trade at higher valuations—generally 2x or more—than private companies with similar financial attributes.  We further believe that there is a private to public valuation arbitrage opportunity that can be exploited by providing growth capital to private companies seeking to go public, and then benefiting from the transformation in value associated with becoming public as they complete IPOs.  Finally, we believe that when steps are taken to mitigate the risks associated with pre-IPO investments, there is a potential for both higher absolute returns and attractive risk-adjusted returns.

Our Investment Strategy:  The What and How

Accordingly, our investment strategy is focused on making investments in innovative, emerging growth companies that are committed to and capable of becoming public.  Effectively, we have an IPO, event-driven strategy, and we attempt to generate returns by accepting the risk of owning illiquid securities of later stage private companies.  Naturally, the process of transforming from private to public ownership is subject to the uncertainties of the IPO process.  If this process happened quickly and with certainty, we believe there would be less of an illiquidity discount (and hence, less return potential) available to us when we invest.  Instead, the process takes time and is subject to market conditions, and we therefore incorporate an expected three-year average holding period for each portfolio company into our model.

Value Creation

In spite of the volatility of Keating Capital’s stock price in the second half of 2012, we believe we have created a valuable portfolio.  How do we reach that conclusion?  First, as of September 30, 2012, we had net unrealized appreciation in the portfolio of approximately $3.3 million, meaning the aggregate fair value of our investments is $3.3 million higher than our aggregate cost basis.  Second, in December 2012, we paid a dividend of $0.03 per share, which represented our 2012 net realized gain of approximately $282,000 through the distribution date and which we believe begins to evidence and validate our private to public arbitrage strategy.  And third, as of September 30th, we had structural protection (for example, conversion rights which would result in our receiving shares of common stock at a discount to the IPO price upon conversion at the time of the IPO) in nine private portfolio company investments (out of a total of 18 private portfolio companies).  Collectively, as of September 30th, these nine companies with structural protections had an aggregate cost basis of $37.0 million and a fair value of approximately $42.1 million—accounting for two out of every three dollars of the approximately $65 million of our total portfolio value.

Structural Protections:  LifeLock Case Study

So how do these structural protections work?  Although we use different forms of structural protection, the most common involves investing in convertible stock that will convert to common stock at the time of the IPO based on a pre-negotiated discount to the IPO price.  For example, Keating Capital purchased 634,711 shares of LifeLock, Inc. Series E Convertible Preferred Stock at a cost of $5,000,000, or $7.88 per share, on March 14, 2012.  The Series E also had a right that guaranteed us a 70% unrealized gain at the time of the IPO.   LifeLock completed its IPO on October 2, 2012 and, as a result, Keating Capital’s Series E Convertible Preferred Stock converted to 944,513 shares of common stock with a cost basis of $5.29 per share.  In other words, based on the IPO price of $9.00, we had unrealized gain of exactly $3.5 million (or 70%) at the time of the IPO.  Of course, we (as well as other preferred stock investors) are subject to a lockup agreement with the underwriter for six months, which means that we cannot sell until after April 2, 2013.  Our realized gain or loss on this position will ultimately be determined by the price at which we sell (post the lockup expiration) relative to our cost basis of $5.29.

Nearly 40% of Our Portfolio by Value Has Holding Period Under 12 Months

Due to our investment activity in the first half of 2012 with comparatively larger investments of approximately $5 million, as of September 30, 2012, we had six private portfolio companies which had been in our portfolio less than 12 months, representing $25.3 million in aggregate fair value and 39% of our entire portfolio value.  As of September 30th, across the entire portfolio, our dollar-weighted average holding period was 10.6 months, which is roughly one-third of our expected overall three-year holding period for each portfolio company—the timeframe during which we attempt to capture the liquidity discount.

With three years of history since our first investment in January 2010, we have now made a total of 20 investments. During this time, five portfolio companies have filed registrations to go public, of which three companies have successfully completed IPOs, one has withdrawn its registration, and one has postponed its IPO due to market conditions.  Over time, we expect more IPO exits to occur, which we believe will deliver an acceptable return and the potential for annual cash dividends.

The Intelligent Investor’s “Mr. Market”

Now, let us revisit the all-important relationship between price and value.  Benjamin Graham, the father of modern security analysis, bequeathed one of the most famous, timeless and wisest pearls of investment wisdom ever in his parable of “Mr. Market.”  Mr. Graham said:

"Imagine that in some private business you own a small share that cost you $1,000.  One of your partners, named Mr. Market, is very obliging indeed.  Every day he tells you what he thinks your interest is worth and furthermore offers either to buy you out or to sell you an additional interest on that basis.  Sometimes his idea of value appears plausible and justified by business developments and prospects as you know them.  Often, on the other hand, Mr. Market lets his enthusiasm or his fears run away with him, and the value he proposes seems to you a little short of silly.

If you are a prudent investor or a sensible businessman, will you let Mr. Market's daily communication determine your view of the value of a $1,000 interest in the enterprise?  Only in case you agree with him, or in case you want to trade with him.  You may be happy to sell out to him when he quotes you a ridiculously high price, and equally happy to buy from him when his price is low.  But the rest of the time you will be wiser to form your own ideas of the value of your holdings, based on full reports from the company about its operations and financial position.

The true investor is in that very position when he owns a listed common stock.  He can take advantage of the daily market price or leave it alone, as dictated by his own judgment and inclination.  He must take cognizance of important price movements, for otherwise his judgment will have nothing to work on.  Conceivably they may give him a warning signal which he will do well to heed—this in plain English means that he is to sell his shares because the price has gone down, foreboding worse things to come.  In our view such signals are misleading at least as often as they are helpful.  Basically, price fluctuations have only one significant meaning for the true investor.  They provide him with an opportunity to buy wisely when prices fall sharply and to sell wisely when they advance a great deal.  At other times he will do better if he forgets about the stock market and pays attention to his dividend returns and to the operating results of his companies [emphasis added]."1

In the case of buying a closed-end fund trading at a discount to NAV, there is an opportunity for an additional source of return from capturing this discount if and when Mr. Market values the stock fully.

Conclusion

We are taking steps to create as much awareness and visibility for our stock as we can.  Our goal over time is to attract additional analyst coverage, increase institutional ownership, increase average daily trading volume to a level in line with our peer group and, finally, to eliminate the discount between the stock price and NAV.

1 Benjamin Graham, The Intelligent Investor, 2005 revised edition, pages 204-205.

Before you consider buying or selling our stock, we would like you to consider three things. First, as of September 30, 2012, our portfolio had a dollar-weighted average holding period that is only roughly one-third of its way through a three-year expected holding.  Second, we are doing everything we can to eliminate what we believe is a divergence between our stock price and our NAV.  And third, by selling now, you would be locking in a sale price which currently reflects a discount to NAV and thereby foregoing any potential value of our portfolio which we believe can be realized over time.

Now, back to the original questions:  Would you be willing to buy a dollar for 77 cents?  Alternatively, would you be willing to sell a dollar for 77 cents?  The choice is yours.

Sincerely yours,

Timothy J. Keating
Chief Executive Officer

7